Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-156355) on Form S-8 of Solera National Bancorp, Inc. of our report dated March 19, 2010, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Solera National Bancorp, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP
Denver, Colorado
March 19, 2010